Exhibit 10.9

GETAROUND, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Getaround, Inc. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Outside Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service, commencing on December 8, 2022 (such date, the “Effective Date”).

The Director Compensation Policy will become effective upon the Effective Date. The Director Compensation Policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Each Outside Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service was provided. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment.

1.	Annual Board Member Service Retainer:

a.	All Outside Directors: $35,000.

b.	Lead Independent Director: $7,500 (in addition to above).

2.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $10,000.

b.	Member of the Compensation Committee: $7,500.

c.	Member of the Nominating and Corporate Governance Committee: $5,000.

3.	Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):

a.	Chairperson of the Audit Committee: $20,000.

b.	Chairperson of the Compensation Committee: $15,000.

c.	Chairperson of the Nominating and Corporate Governance Committee: $10,000.

Equity Compensation

Equity awards may be granted in the form of restricted stock units or stock options, in the sole discretion of the Board, and will be granted under the Company’s 2022 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).

4.	Automatic Equity Grants. Annual and initial grants shall be made as follows:

a.

Annual Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (“Annual Meeting”) beginning with the 2023 Annual Meeting, each continuing Outside Director who has served as an Outside Director for at least six months prior to the Annual Meeting shall be granted an equity award under the Plan (an “Annual Grant”) for the number of shares of the Company’s Common Stock (“Shares”) that has a Grant Date Value (as defined below) of $150,000; provided, if the Company does not have an effective Form S-8 registration statement on file with the SEC with sufficient Shares available to cover the applicable equity award as of the date such award is to be granted (an “Effective S-8”), the grant of such equity award shall be delayed until such time as there is an Effective S-8.

Each Annual Grant shall vest in full on the earlier of (i) the one-year anniversary of the date of grant and (ii) the day prior to the date of the first Annual Meeting following the date of grant (the “Next Annual Meeting”), subject to the Outside Director serving on the Board through the vesting date.

b.

Initial Grant for New Directors. When an Outside Director is first elected or appointed to serve on the Board, without any further action of the Board, the Outside Director will be granted on the effective date of his or her initial election or appointment, an equity award under the Plan (an “Initial Grant”) that has a Grant Date Value (as defined below) of $300,000; provided, if the Company does not have an Effective S-8 as of the date such award is to be granted, the grant of such equity award shall be delayed until such time as there is an Effective S-8.

Each Initial Grant will vest in three annual installments on the first, second and third anniversary of the grant date, subject to the Outside Director serving on the Board through the vesting date.

c.	Grant Date Value.

i.

Restricted Stock Units. The number of Shares subject to an award of restricted stock units that comprise the “Grant Date Value” of an Annual Grant or Initial Grant shall equal the stated Grant Date Value divided by the volume weighted average price (VWAP) over the thirty (30) trading days prior to and including the grant date (or if the grant date is not a trading day, the closing price of a Share on the closest prior trading day), rounded down to the nearest whole Share.

ii.

Stock Options. The number of Shares subject to an award of stock options that comprise the “Grant Date Value” of an Annual Grant or Initial Grant shall equal (x) the stated Grant Date Value divided by the volume weighted average price (VWAP) over the thirty (30) trading days prior to and including the grant date (or if the grant date is not a trading day, the closing price of a Share on the closest prior trading day), rounded down to the nearest whole Share, multiplied by (z) two (2).

5.

Vesting; Change in Control. Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the closing of a “Change in Control” (as defined in the Plan), any unvested portion of any equity award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the consummation of the Change in Control.

6.

Discretionary Grants. In addition to the automatic grants described herein and subject to any limitations provided in the Plan, the Board, in its sole discretion, may grant additional equity awards to certain Outside Directors for services to the Company that exceed the standard expectations of an Outside Director or for other circumstances determined to be appropriate by the Board, including, without limitation, an inducement for the Outside Director to remain on the Board.

7.

Remaining Terms. The remaining terms and conditions of each equity award granted under this policy will be as set forth in the Plan and the Company’s standard form of award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable.

Expenses

The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and Committee meetings; provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.